Exhibit 10.7

BEFORE THE ILLINOIS POLLUTION CONTROL BOARD

PEOPLE OF THE STATE OF ILLINOIS,	)
)
Complainant,	)	PCB 97-179
	)	(Enforcement)
v.	)
)
MIDWEST GRAIN PRODUCTS OF	)
ILLINOIS, INC.	)
)
Respondent.	)

STIPULATION AND PROPOSAL FOR SETTLEMENT

Complainant, PEOPLE OF THE STATE OF ILLINOIS, by LISA MADIGAN, Attorney General of the State of Illinois, the Illinois Environmental Protection Agency (“Illinois EPA”), and MGP Ingredients of Illinois Inc., f/k/a Midwest Grain Products of Illinois, Inc. (“Respondent” or “MGP”), have agreed to the making of this Stipulation and Proposal for Settlement (“Stipulation”) and submit it to the Illinois Pollution Control Board (“Board”) for approval.  The parties agree that the statement of facts contained herein represents a fair summary of the evidence and testimony which would be introduced by the parties if a hearing were held.  The parties further stipulate that this statement of facts is made and agreed upon for purposes of settlement only and that neither the fact that a party has entered into this Stipulation, nor any of the facts stipulated herein, shall be introduced into evidence in any other proceeding regarding the claims asserted in the Complaint except as otherwise provided herein.  If the Board approves and enters this Stipulation, Respondent agrees to be bound by the Stipulation and Board Order and not to contest their validity in any subsequent proceeding to implement or enforce their terms.

I.  JURISDICTION

The Board has jurisdiction of the subject matter herein and of the parties consenting hereto pursuant to the Illinois Environmental Protection Act (“Act”), 415 ILCS 5/1 et seq. (2002).

II.  AUTHORIZATION

The undersigned representatives for each party certify that they are fully authorized by the party whom they represent to enter into the terms and conditions of this Stipulation and to legally bind them to it.

III.  STATEMENT OF FACTS

A.            Parties

1.             On April 7, 1997, a Complaint was filed on behalf of the People of the State of Illinois by Jim Ryan, then Attorney General of the State of Illinois, on his own motion and upon the request of the Illinois EPA, pursuant to Section 31 of the Act, 415 ILCS 5/31(2002), against the Respondent.

2.             The Illinois EPA is an administrative agency of the State of Illinois, created pursuant to Section 4 of the Act, 415 ILCS 5/4 (2002).

3.             At all times relevant to the Complaint, Respondent was and is an Illinois corporation that is authorized to transact business in the State of Illinois.  In the course of the pendency of this matter, the company was reorganized and the name was changed to MGP Ingredients of Illinois, Inc.

B.            Site Description

1.             At all times relevant to the Complaint, Respondent owned and operated a facility, located at 1301 South Front Street, Pekin, Tazewell County, Illinois (“facility”), that produces ethyl alcohol for beverages and industrial purposes, anhydrous fuel alcohol, wheat gluton and distiller’s feed.

2.             In 1993, Respondent submitted to the Illinois EPA an application for a construction permit to replace two existing feed dryers with two new feed dryers each controlled by cyclones in series with two new scrubbers in series.

3.             The Illinois EPA issued to the Respondent Construction Permit #93020061 (originally issued May 11, 1993 and revised on May 3, 1995) and Construction Permit #93080045 (issued December 30, 1993 and revised December 6, 1995) allowing, in part, the construction of feed dryers 651 and 661.

4.             Permit Condition #1b(I) of Construction Permit #93020061 limited particulate matter (“PM”) emissions from dryer #651 to 1.1. pounds per hour.  Permit Condition #2a Table 1A of Construction Permit #93080045 limits PM emissions from dryer #651 and dryer #661 combined to 3.2 pounds per hour.

5.             Both Construction Permits #93080045 and #93020061 require PM emissions be controlled utilizing secondary scrubbers during the operation of both feed dryers.

6.             Respondent contends dryers #651 and #661 and their related components were designed and constructed with the intent to meet the required conditions described in preceeding paragraphs four and five of this section.

7.             In May 1995, Respondent conducted a stack test of grain dryer #661.  The test data demonstrated actual PM emissions generated during feed dryer operations total 17.1 pounds per hour.

8.             Despite making modifications to the dryers after the initial stack tests, Respondent could not repair, reconstruct or modify the dryers so as to comply with permitted PM emission limitations and state permit requirements.  In addition, PM emissions resulting from feed dryer operations exceeded PM threshold limits prescribed by federal Prevention of Significant Deterioration (“PSD”) requirements.

C.            Allegations of Non-Compliance

Complainant contends that the Respondent has violated the following provisions of the Act and Board regulations:

Count I:

1.             By failing to conduct the requisite best available control technology (“BACT”) analysis, install BACT level control, and apply for and obtain a construction permit granting PSD approval prior to constructing two feed dryers resulting in a major modification at a major stationary source, Respondent violated Section 165 of the Clean Air Act, 40 CFR 52.21(j) and Section 9.1 (d) of the Act, 415 ILCS 5/9.1(d)(1996).

Count II:

2.             Respondent discharged into the environment PM emissions in excess of permitted emission limitations contained within Construction Permit #93020061 and #93080045, so as to cause or tend to cause air pollution in Illinois in violation of Section 9(a) of the Act, 415 ILCS 5/9(a)(1996), and 35 III. Adm. Code 201.141 of the Board regulations.

Count III:

3.             Respondent failed to operate the secondary scrubbers and failed to modify the construction permit, in violation of Standard Construction Permit Condition 3, and thereby violated Section 9(b) of the Act, 415 ILCS 5/9(b) (1996).

4.             By continuing to operate feed dryers #651 and #661 in excess of permitted PM emission limitations, and by continuing to operate the same dryers without secondary scrubbers, Respondent violated Section 9(b) of the Act, 415 ILCS 5/9(b)(1996), and Permit Condition 1 b(I) of Construction Permit #93020061 and Standard Condition 3 of both Construction Permit #93020061 and Construction Permit #93080045.

Count IV:

5.             By operating dryer #651 and dryer #661 without first obtaining an operating permit issued by the Illinois EPA, Respondent violated Section 9(b) of the Act, 415 ILCS 5/9(b) (1996), and 35 III. Adm. Code 201.143 of the Board’s regulations.

D.            Non-Admission of Violations

The Respondent represents that it has entered into this Stipulation for the purpose of settling and compromising disputed claims without having to incur the expense of contested litigation.  By entering into this Stipulation and complying with its terms, the Respondent does not affirmatively admit the allegations of violation within the Complaint and referenced within Section III.C herein, and this Stipulation shall not be interpreted as including such admission.

E.             Compliance Activities to Date

1.             On June 2, 2004, the Illinois EPA received from MGP a PSD permit application to construct feed dryer system number D6500 (“Swiss-Combi system”) controlled by cyclones and thermal combustion, containing a BACT demonstration. Based upon information contained within the permit application, the Illinois EPA issued to MGP, on January 25, 2006, construction permit number 04060009 granting PSD approval to construct equipment mentioned above.

2.             Respondent has agreed to remove from service existing feed dryers #661 and #651 and replace both dryers with the Swiss-Combi system consistent with the compliance plan set forth within Section VIII.C, contained herein, and thereafter conduct feed dryer operations in compliance with PSD requirements, the Act and the Board’s regulations.

F.             Value ofSettlement and Resulting Benefits

                1.             Respondent has agreed to permanently disable feed dryers 651 and 661 consistent with Section VIII.C.  Dryers 651 and 661 shall be replaced with a Swiss Combi system.  The

Swiss Combi system will be put into service by the Respondent in an effort to ensure Respondent’s compliance with the Clean Air Act, the Illinois Environmental Protection Act, and related permits.

2.             Defendant Midwest Grain projects the costs of these improvements to be greater than $1 million.  After the new Swiss-Combi dryer operations commence, the PM and PM10 emissions will be limited to 8.8 and 17.1 tons per year, respectively.

IV.  APPLICABILITY

This Stipulation shall apply to and be binding upon the Complainant and the Respondent, and any officer, director, agent, or employee of the Respondent, as well as any successors or assigns of the Respondent.  The Respondent shall not raise as a defense to any enforcement action taken pursuant to this Stipulation the failure of any of its officers, directors, agents, employees or successors or assigns to take such action as shall be required to comply with the provisions of this Stipulation.

1.             No change in ownership, corporate status or operator of the facility shall in any way alter the responsibilities of the Respondent under this Stipulation and Proposal for Settlement.  In the event of any conveyance of title, easement or other interest in the facility, the Respondent shall continue to be bound by and remain liable for performance of all obligations under this Stipulation.

2.             In the event that the Respondent proposes to sell or transfer any real property or operations subject to any Order accepting and adopting the terms of this Stipulation and Proposal for Settlement, the Respondent shall notify the Complainant 30 days prior to the conveyance of title, ownership or other interest, including a leasehold interest in the facility or a portion thereof.  The Respondent shall make the prospective purchaser or successor’s compliance with any Order accepting and adopting the terms of this Stipulation a condition of any such sale or transfer and shall provide a copy of this Stipulation and any Order accepting and adopting the terms of this Stipulation to any such successor in interest.  This provision does not relieve the Respondent from compliance with any regulatory requirement regarding notice and transfer of applicable facility permits.

3.             The Respondent shall notify each prime contractor to be retained of the existence and content of this Stipulation if its work is being performed pursuant to this Stipulation.  Further, Respondent shall provide such prime contractor(s) with a copy of the compliance schedule set forth in Section VIII.C at the time of that notification.  Respondent will provide a copy of this Stipulation upon the request of any prime contractor performing work pursuant to this Stipulation.

V.  COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Stipulation in no way affects the responsibilities of the Respondent to comply with any other federal, state or local laws or regulations including, but not limited to, the Act and the Board regulations, 35 III. Adm. Code, Subparts A through H.

VI.  IMPACT ON THE PUBLIC RESULTING FROM ALLEGED NON-COMPLIANCE

Section 33(c) of the Act, 415 ILCS 5/33(c)(2002), provides as follows:

In making its orders and determinations, the Board shall take into consideration all the facts and circumstances bearing upon the reasonableness of the emissions, discharges, or deposits involved including, but not limited to:

1.                                       the character and degree of injury to, or interference with the protection of the health, general welfare and physical property of the people;

2.             the social and economic value of the pollution source;

3.                                       the suitability or unsuitability of the pollution source to the area in which it is located, including the question of priority of location in the area involved;

4.                                       the technical practicability and economic reasonableness of reducing or eliminating the emissions, discharges or deposits resulting from such pollution source; and

5.             any subsequent compliance.

In response to these factors, the parties state the following:

1.             The construction and operation of feed dryers #651 and #661 without first conducting the requisite pre-construction review to determine BACT, and without first installing BACT, resulted in the discharge of PM in excess of federal PSD and State permit emission limits causing a threat to public health and the environment.  MGP did not apply for and obtain the requisite construction permit granting PSD approval prior to constructing a major modification at a major stationary source resulting in the Illinois EPA’s inability to monitor and ensure compliance with federal PSD and state permit requirements.

2.             There is social and economic benefit to the facility.

3.             Operation of the facility is suitable in the area in which it exists.

4.             The construction and operation of feed dryers and air pollution control equipment to ensure compliance with federal PSD and state permit requirements, the Act and the Board’s regulations was both technically practicable and economically reasonable.

5.             Respondent has implemented measures to ensure feed dryer operations are performed in compliance with federal PSD and state permit requirements, in the future, including obtaining the requisite construction permit granting PSD approval to construct feed dryer system D6500, the purchase of said equipment, and the removal of existing feed dryers #651 and #661 from service consistent with the Compliance Plan contained herein.

VII.  CONSIDERATION OF SECTION 42(h) FACTORS

Section 42(h)of the Act, 415 ILCS 5/42(h)(2002), provides as follows:

In determining the appropriate civil penalty to be imposed under . . . this Section, the Board is authorized to consider any matters of record in mitigation or aggravation of penalty, including but not limited to the following factors:

1.             the duration and gravity of the violation;

2.                                       the presence or absence of due diligence on the part of the respondent in attempting to comply with requirements of this Act and regulations thereunder or to secure relief therefrom as provided by this Act;

3.                                       any economic benefits accrued by the respondent because of delay in compliance with requirements, in which case the economic benefits shall be determined by the lowest cost alternative for achieving compliance;

4.                                       the amount of monetary penalty which will serve to deter further violations by the respondent and to otherwise aid in enhancing voluntary compliance with this Act by the respondent and other persons similarly subject to the Act;

5.                                       the number, proximity in time, and gravity of previously adjudicated violations of this Act by the respondent;

6.                                       whether the respondent voluntarily self-disclosed, in accordance with subsection i of this Section, the non-compliance to the Agency; and

7.                                       whether the respondent has agreed to undertake a “supplemental environmental project,” which means an environmentally beneficial project that a respondent agrees to undertake in settlement of an enforcement action brought under this Act, but which the respondent is not otherwise legally required to perform.

In response to these factors, the parties state as follows:

1.             The Respondent did not conduct a BACT analysis, install BACT level control, apply for and obtain a construction permit granting PSD approval prior to constructing two feed dryers resulting in a major modification at a major stationary source, and comply with permit requirements.  The violations began on the date the Respondent commenced construction of feed dryers #651 and #661, a date better known to the Respondent.  Subsequent emission testing performed by Respondent during feed dryer operations, in May 1995, demonstrated the emission of PM in excess of applicable PSD and state permit limits.

On June 2, 2004, the Illinois EPA received from Respondent a permit application for PSD approval to construct the Swiss-Combi system that will replace feed dryers #651 and #661.  The permit was issued on January 25, 2006.  The new equipment has not yet been installed as of the date of entry of this Consent Order, but pursuant to the terms and conditions of this Order will be installed consistent with the compliance schedule set forth in Section VIII.C.

2.             After receiving from the Illinois EPA notice that PM emissions generated during the operation of feed dryers #651 and #661 violated Clean Air Act requirements, the Act and Board regulations, Respondent disputed violations of PSD requirements existed.  Subsequently, Respondent worked cooperatively with the Illinois EPA to assemble and review information and emissions data necessary to conduct the requisite National Ambient Air Quality Standards (“NAAQS”) and air quality impact analyses specified by PSD requirements.  Given the level of complexity associated with NAAQS and air quality modeling, in addition to conflicting and/or incomplete emissions data, the time required to complete the PSD approval and permitting process was significant.

3.             The Complainant maintains a settlement amount totaling $500,000.00 reflects the duration of non-compliance and lowest cost alternative for achieving compliance associated with economic benefits derived by Respondent.  The Respondent disagrees any economic benefit was received resulting from its failure to operate in compliance with the Clean Air Act, the Act, and Board’s regulations.

4.             Complainant has determined, based upon the specific facts of this matter, that a settlement amount totaling $500,000.00 will serve to deter further violations by Respondent and aid in future voluntary compliance with the Act and Board regulations.

5.             A previous enforcement matter was resolved by a Board order approving settlement, PCB 95-5, which resolved two alleged violations against Respondent relating to a fluidized bed boiler.  In that matter, Complainant alleged that the Respondent violated PSD and state permit requirements resulting from the emission of sulfur dioxide (“SO2”) in excess of applicable PSD and state permit emission limits.  Compliance was achieved by Respondent in the resolution of the matter, in part, by removing the non-compliant emissions source from service.

6.             Self-disclosure is not at issue in this matter.

7.             As described above, settlement of this matter includes a $300,000.00 contribution to Illinois EPA special projects.

VIII.  TERMS OF SETTLEMENT

A.            Settlement Amount

1.             The Respondent shall pay the sum of Two Hundred Thousand Dollars ($200,000.00) within thirty (30) days from the date the Board adopts and accepts this Stipulation.  The Respondent stipulates that payment will be made directly to Illinois EPA within thirty (30) days from the date the Board adopts and accepts this Stipulation, in a manner prescribed below.  The amount described in this Stipulation shall be paid by certified check, money order or electronic funds transfer payable to the Illinois EPA, designated to the Illinois Environmental Protection Trust Fund and submitted to:

Illinois Environmental Protection Agency

Fiscal Services Section

1021 North Grand Avenue East

P.O. Box 19276

Springfield, IL 62794-9276

The name and number of the case and Respondent’s Federal Employer Identification Number (FEIN), 480911013, shall appear on the check.  A copy of the certified check, money order or record of electronic funds transfer and any transmittal letter shall be sent to:

Jane E. McBride

Assistant Attorney General

Environmental Bureau

500 South Second Street

Springfield, Illinois 62702

Dennis Brown

Assistant Counsel

Illinois Environmental Protection Agency

1021 North Grand Avenue East

P.O. Box 19276

Springfield, Illinois 62794-9276

2.             Pursuant to Section 42(g) of the Act, 415 ILCS 5/42(g) (2002), interest shall accrue on any payment not paid within the time period prescribed above at the maximum rate allowable under Section 1003(a) of the Illinois Income Tax Act, 35 ILCS 5/1003 (2002).  Interest on any unpaid payment shall begin to accrue from the date the payment is due and continue to accrue until the date payment is received.  When partial payment(s) are made, such partial payment shall be first applied to any interest on unpaid payment then due and owing.  All interest on payment owed shall be paid by certified check, money order or electronic funds transfer, payable to the Illinois EPA, designated to the Illinois Environmental Protection Trust Fund and delivered to the address and in the manner described above.

3.             For purposes of payment and collection, Respondent may be reached at the following address:

MGP Ingredients of Illinois

1301 South Front Street

Pekin, IL  61554

4.             In the event of default of this Section VIII.A, the Complainant shall be entitled to all available relief including, but not limited to, reasonable costs of collection and reasonable attorney’s fees.

B.            Special Projects Fund Payment

1.             The Respondent shall make a payment to the Illinois EPA’s Special Projects Fund in the sum of Three Hundred Thousand Dollars ($300,000.00) within thirty (30) days from the date the Board adopts and accepts this Stipulation.  The Respondent stipulates that the payment will be made directly to Illinois EPA within thirty (30) days from the date the Board adopts and accepts this Stipulation, in a manner prescribed below.  The payment described in this Stipulation shall be made by certified check, money order or electronic funds transfer payable to the Illinois EPA, designated to the Illinois EPA Special Projects Fund and submitted to:

Illinois Environmental Protection Agency

Fiscal Services Section

1021 North Grand Avenue East

P.O. Box 19276

Springfield, IL 62794-9276

The name and number of the case and Respondent’s Federal Employer Identification Number (FEIN), 480911013, shall appear on the check.  A copy of the certified check, money order or record of electronic funds transfer and any transmittal letter shall be sent to:

Jane E. McBride

Assistant Attorney General

Environmental Bureau

500 South Second Street

Springfield, Illinois 62702

Dennis Brown

Assistant Counsel

Illinois Environmental Protection Agency

1021 North Grand Avenue East

P.O. Box 19276

Springfield, Illinois 62794-9276

C.            Future Compliance

Respondent shall complete the following compliance activities by the deadlines set forth below:

Compliance action	Deadline

Commence on-site construction
of Swiss Combi system to replace	On or before January 26, 2007.
dryers 651 and 661.

Commence start-up of	On or before December 26, 2007. Swiss
Combi system.

Conduct emissions testing consistent	Within 180 days after initial
with testing requirements prescribed by	start-up of feed dryer system D6500
PSD permit number 04060009.

Physically disable feed dryers 651 and 661	Within one year of start-up of
by removing the fuel and preventing	feed dryer system D6500.
wet feed supply to the dryers.

Dryers 651 and 661 permanently disabled	Within 18 months after initial start-
up removing the fuel and preventing wet	of feed dryer system D6500.
feed supply to the dryers.

D.            Stipulated Penalties

1.             If the Respondent fails to complete any activity or fails to comply with any response or reporting requirement by the date specified in Section VIII.C (“Compliance Plan”) of this Stipulation, the Respondent shall provide notice to the Complainant of each failure to comply with this Stipulation.  In addition, the Respondent shall pay to the Complainant, for payment into the EPTF, stipulated penalties per violation for each day of violation in the amount of $250.00 per day until such time that compliance is achieved.

2.             Following the Complainant’s determination that the Respondent has failed to complete performance of any task or other portion of work, failed to provide a required submittal, including any report or notification, Complainant may make a demand for stipulated penalties upon Respondent for its noncompliance with this Stipulation.  Failure by the Complainant to make this demand shall not relieve the Respondent of the obligation to pay stipulated penalties.

3.             All penalties owed the Complainant under this section of this Stipulation that have not been paid shall be payable within thirty (30) days of the date the Respondent knows or should have known of its noncompliance with any provision of this Stipulation.

4.             a.             All stipulated penalties shall be paid by certified check, money order or electronic funds transfer, payable to the Illinois EPA for deposit into the EPTF and shall be sent by first class mail, unless submitted by electronic funds transfer, and delivered to:

Illinois Environmental Protection Agency

Fiscal Services

1021 North Grand Avenue East

P.O. Box 19276

Springfield, Illinois 62794-9276

b.             The name and number of the case and the Respondent’s FEIN shall appear on the face of the check.  A copy of the certified check, money order or record of electronic funds transfer and any transmittal letter shall be sent to:

Jane E. McBride

Assistant Attorney General

Environmental Bureau

500 South Second Street

Springfield, Illinois 62702

5.             The stipulated penalties shall be enforceable by the Complainant and shall be in addition to, and shall not preclude the use of, any other remedies or sanctions arising from the failure to comply with this Stipulation.

E.             Future Use

Notwithstanding any other language in this Stipulation to the contrary, and in consideration of the mutual promises and conditions contained in this Stipulation, including the Release from Liability contained in Section VIII.G, below, the Respondent hereby agrees that this Stipulation may be used against the Respondent in any subsequent enforcement action or permit proceeding pursuant to Section 39(a) and (i) and/or 42(h) of the Act, 415 ILCS 5/39(a) and (i) and/or 5/42(h)(2002) as proof of a past adjudication of violation of the Act and the Board Regulations promulgated thereunder for all violations alleged in the Complaint in this matter.  Further, Respondent agrees to waive any rights to contest, in any subsequent enforcement action or permit proceeding, any allegations that these alleged violations were adjudicated.

F.             Cease and Desist

The Respondent shall cease and desist from future violations of the Act and Board Regulations that were the subject matter of the Complaint as outlined in Section IIl.C (“Allegations of Non-Compliance”) of this Stipulation.

G.            Release from Liability

In consideration of the Respondent’s $200,000 payment to the Environmental Protection Trust Fund, $300,000.00 payment to the Special Projects Fund, and any specified costs and accrued interest, completion of all activities required hereunder, to Cease and Desist as contained in Section VIII.F and upon the Pollution Control Board’s acceptance and approval of the terms of this Stipulation and Proposal for Settlement, the Complainant releases, waives and discharges the Respondent from any further liability or penalties for violations of the Act and Board Regulations that were the subject matter of the Complaint herein.  The release set forth above does not extend to any matters other than those expressly specified in Complainant’s Complaint filed on April 7, 1997.  The Complainant reserves, and this Stipulation is without prejudice to, all rights of the State of Illinois against the Respondent with respect to all other matters, including but not limited to, the following:

a.             criminal liability;

b.             liability for future violation of state, federal, local, and common laws and/or regulations;

c.             liability for natural resources damage arising out of the alleged violations; and

d.             liability or claims based on the Respondent’s failure to satisfy the requirements of this Stipulation.

Nothing in this Stipulation is intended as a waiver, discharge, release, or covenant not to sue for any claim or cause of action, administrative or judicial, civil or criminal, past or future, in law or in equity, which the State of Illinois or the Illinois EPA may have against any person, as defined by Section 3.315 of the Act, 415 ILCS 5/3.315 (2002), or entity other than the Respondent.

H.            Right of Entry

In addition to any other authority, the Illinois EPA, its employees and representatives, and the Attorney General, her agents and representatives, shall have the right of entry into and upon the Respondent’s facility which is the subject of this Stipulation, at all reasonable times for the purposes of carrying out inspections.  In conducting such inspections, the Illinois EPA, its employees and representatives, and the Attorney General, her employees and representatives may take photographs, samples, and collect information, as they deem necessary.

I.              Correspondence, Reports and Other Documents

Any and all correspondence, reports and any other documents required under this Stipulation, except for payments pursuant to Sections VIII.A (“Penalty Payment”) and C (“Stipulated Penalties”) of this Stipulation shall be submitted as follows:

As to the Complainant

Jane E. McBride

Assistant Attorney General

Environmental Bureau

500 South Second Street

Springfield, Illinois 62702

Dennis Brown

Assistant Counsel

Illinois EPA

1021 North Grand Avenue East

P.O. Box 19276

Springfield, Illinois 62794-9276

As to the Respondent

Patrick Flachs

Husch & Eppenberger, LLC

190 Carondelet Plaza, Suite 600

St. Louis, MO  63105

MGP Ingredients of Illinois, Inc.

Attn: Robert Taphorn

1301 South Front Street

Pekin, IL  61554

J.             Modification of Stipulation

The parties may, by mutual written consent, agree to extend any compliance dates or modify the terms of this Stipulation.  A request for any modification shall be made in writing and submitted to the contact persons identified in Section VIII.I.  Any such request shall be made by separate document, and shall not be submitted within any other report or submittal required by this Stipulation.  Any such agreed modification shall be in writing, signed by authorized representatives of each party, and then accompany a joint motion to the Illinois Pollution Control Board seeking a modification of the prior order approving and accepting the Stipulation to approve and accept the Stipulation as amended.

K.            Enforcement of Board Order

1.             Upon the entry of the Board’s Order approving and accepting this Stipulation and Proposal for Settlement, that Order is a binding and enforceable order of the Illinois Pollution Control Board and may be enforced as such through any and all available means.

2.             Respondent agrees that notice of any subsequent proceeding to enforce the Board Order approving and accepting this Stipulation and Proposal for Settlement may be made by certified mail.

3.             The parties agree that, if the Board does not approve and accept this Stipulation and Proposal for Settlement, then neither party is bound by the terms herein.

4.             It is the intent of the Complainant and Respondent that the provisions of this Stipulation and Proposal for Settlement and any Board Order accepting and approving such shall be severable, and should any provision be declared by a court of competent jurisdiction to be inconsistent with state or federal law, and therefore unenforceable, the remaining clauses shall remain in full force and effect.

WHEREFORE, Complainant and Respondent request that the Board adopt and accept the foregoing Stipulation and Proposal for Settlement as written.

PEOPLE OF THE STATE OF ILLINOIS

LISA MADIGAN

Attorney General

State of Illinois

MATTHEW J. DUNN, Chief

Environmental Enforcement/

Asbestos Litigation Division

BY:	/s/Thomas Davis	DATE: 10/23/06
THOMAS DAVIS, Chief
Environmental Bureau
Assistant Attorney General

ILLINOIS ENVIRONMENTAL
PROTECTION AGENCY

BY:	/s/ Robert A. Messina	DATE:10/18/06
ROBERT A. MESSINA
Chief Legal Counsel

MGP INGREDIENTS OF ILLINOIS, INC.

BY:	/s/ Asif Malik	DATE: 11/10/06
ASIF MALIK
General Manager